OFFER TO PURCHASE FOR CASH

4,350,000 Outstanding Shares of Common Stock

of

Stillwater Mining Company

at

$7.50 Net Per Share

by

Norimet Limited

a wholly-owned subsidiary of

MMC Norilsk Nickel

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON TUESDAY, AUGUST 19, 2003,
UNLESS THE OFFER IS EXTENDED.

July 22, 2003

To Our Clients:

           Enclosed for your consideration are an Offer to Purchase dated July 22, 2003 and a related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “offer”) relating to the offer by Norimet Limited, a company organized under the laws of England and Wales (the “Purchaser”) and a wholly-owned subsidiary of MMC Norilsk Nickel, a Russian open joint stock company (“Norilsk Nickel”), to purchase up to 4,350,000 of common stock, par value $.01 per share (the “shares”), of Stillwater Mining Company, a Delaware corporation (“Stillwater”), on the terms and subject to the conditions set forth in the offer. Also enclosed is Stillwater’s Solicitation/ Recommendation Statement on Schedule 14D-9.

           We (or our nominees) are the holder of record of shares held by us for your account. A tender of those shares can be made only by us as the holder of record and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used to tender shares held by us for your account.

           We request instructions as to whether you wish to tender any or all of the shares held by us for your account pursuant to the terms and subject to the conditions set forth in the offer.

           Your attention is directed to the following:

1. The offer price is $7.50 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest thereon, on the terms and subject to the conditions set forth in the offer.

2. The offer is being made for up to 4,350,000 shares.

3. The Board of Directors of Stillwater has approved the stock purchase agreement (as defined below) and the transactions contemplated by the stock purchase agreement, but has taken no position with respect to the offer.

4. The offer is being made pursuant to the terms of an agreement dated as of November 20, 2002 (the “stock purchase agreement”) among the Purchaser, Norilsk Nickel and Stillwater.

5. The offer is conditioned upon the conditions to the offer described in section 13 of the Offer to Purchase.

6. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale of shares to it or its order pursuant to the offer, except as otherwise provided in Instruction 6 of the letter of transmittal.

7. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the depositary or the information agent or, except as set forth in Instruction 6 of the letter of transmittal, transfer taxes on the purchase of shares by the Purchaser pursuant to the offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the letter of transmittal.

           If you wish to have us tender any of or all the shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your shares, all such shares will be tendered unless you otherwise specify below. Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration date.

           In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by The Bank of New York (the “depositary”) of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in section 2 of the Offer to Purchase, an agent’s message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

           The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE

4,350,000 SHARES OF COMMON STOCK

of

Stillwater Mining Company

           The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated July 22, 2003 and the related letter of transmittal relating to the offer by Norimet Limited, a company organized under the laws of England and Wales and a wholly-owned subsidiary of MMC Norilsk Nickel, a Russian open joint stock company, to purchase up to 4,350,000 outstanding shares of common stock, par value $.01 per share (the “shares”), of Stillwater Mining Company, a Delaware corporation.

           This will instruct you to tender the number of shares indicated below held by you for the account of the undersigned (or, if no amount is indicated below, all the shares held by you for the account of the undersigned) on the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal.

Number of Shares to be Tendered*

______________________________ Shares

Dated: ________________________________________________________________________________, 2003

Signature(s)

Please Type or Print Name(s)
Address(es) (including Zip Code(s)):

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.:

*	Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.